EXHIBIT 99

Pro Forma Presentation of Prior Years Restated for Change to Successful Efforts Method of Accounting

The restatements below include adjustments for impairments, dry holes, delay rentals, geological and geophysical costs (G&G) and depreciation, depletion and amortization (DD&A) incurred under the successful efforts method of accounting, totaling $11.2 million of adjustments to prior years. The adjustments by year are as follows (In Thousands):

Oil & Gas Segment				Peoples Energy Corporation
Operating Income				Operating Income
			Successful				Successful
	Full Cost	Restatement	Efforts		Full Cost	Restatement	Efforts
1998	(350)	(47)	(397)	1998	158,453	(47)	158,406
1999	2,151	(5,376)	(3,225)	1999	156,014	(5,376)	150,638
2000	7,365	(5,624)	1,741	2000	159,183	(5,624)	153,559
2001	12,829	(126)	12,703	2001	162,017	(126)	161,891

Peoples Energy Corporation				Peoples Energy Corporation
Net Income				Earnings Per Share (Basic and Dilutive)
			Successful				Successful
	Full Cost	Restatement	Efforts		Full Cost	Restatement	Efforts
1998	79,423	(29)	79,394	1998	2.25	-	2.25
1999	92,636	(3,320)	89,316	1999	2.61	(0.09)	2.52
2000	86,415	(3,473)	82,942	2000	2.44	(0.10)	2.34
2001	97,020	(81)	96,939	2001	2.74	-	2.74

Peoples Energy Corporation				Peoples Energy Corporation
Retained Earnings				Net Property, Plant and Equipment
			Successful				Successful
	Full Cost	Restatement	Efforts		Full Cost	Restatement	Efforts
1998	449,059	(29)	449,030	1998	1,446,661	(47)	1,446,614
1999	472,483	(3,349)	469,134	1999	1,519,836	(5,423)	1,514,413
2000	488,314	(6,822)	481,492	2000	1,645,340	(11,047)	1,634,293
2001	513,492	(6,903)	506,589	2001	1,753,912	(11,173)	1,742,739

The Components of the adjustments are as follows (In Thousands):

	1998	1999	2000	2001	Cumulative
Impairments	-	4,157	4,579	635	9,371
Dry Holes	-	223	293	1,096	1,612
Delay Rental	-	193	174	23	390
G&G	-	146	1	228	375
DD&A	47	657	577	(1,856)	(575)
Yearly Total	47	5,376	5,624	126	11,173
Cumulative	47	5,423	11,047	11,173